UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2021

Aditx Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2569 Wyandotte St., Suite 101 Mountain View, CA	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 488-0844

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement

On February 24, 2021, the Company entered into an Employment Agreement with Mr. Amro Albanna, the Chief Executive Officer and President of the Company and a member of the board of directors (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Albanna will receive (i) a base salary at the annual rate of $280,000 per year (prorated for any partial year) payable in bimonthly installments, (ii) a one-time sign-on bonus in the amount of $300,000, paid in accordance with the Company’s regular payroll in two (2) equal installments, the first payable after Mr. Albanna completes the first 30 days of employment and the second payable after Mr. Albanna completes 80 days of employment, (iii) the opportunity to earn an annual bonus of up to 2% of the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA) based on the previous fiscal year, provided that such bonus will not exceed two (2) times Mr. Albanna’s base salary, and (iv) the grant (the “Albanna Grant”) of an aggregate of 300,000 shares of restricted stock, par value $0.001 per share (“Restricted Stock”): (A) 225,000 shares of Restricted Stock pursuant to the Company’s 2017 Equity Incentive Plan, and (B) upon approval and adoption of the 2021 Plan by the Company’s stockholders, 75,000 shares of Restricted Stock pursuant to the Company’s 2021 Omnibus Equity Incentive Plan. The Albanna Grant vests in equal installments over the course of three (3) years, beginning on March 31, 2021.

The term of Mr. Albanna’s engagement under the Employment Agreement commences as of the Effective Date (as defined in the Employment Agreement) and continues until September 28, 2023, unless earlier terminated in accordance with the terms of the Employment Agreement. The term of Mr. Albanna’s Employment Agreement is automatically renewed for successive one (1) year periods until terminated by Mr. Albanna or the Company.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the provisions of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2021 Omnibus Equity Incentive Plan

On February 24, 2021, the board of directors (the “Board”) of the Company adopted the Aditx Therapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, and other stock-based awards (collectively, the “Awards”). Eligible recipients of Awards includes employees, directors or independent contractors of the Company or any affiliate of the Company. The Compensation Committee of the Board (the “Committee”) will administer the 2021 Plan. A total of 3,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company may be issued pursuant to Awards granted under the 2021 Plan. The exercise price per share for the shares to be issued pursuant to an exercise of a stock option will be no less than one hundred percent (100%) of the Fair Market Value (as defined in the 2021 Plan) of a share of Common Stock on the date of grant. The 2021 Plan will be submitted to the stockholders of the Company at the Company’s 2021 annual meeting of stockholders for their approval and adoption, and a proposal regarding approval of the 2021 Plan will be included in the Company’s proxy statement for that annual meeting.

The foregoing description of the terms of the 2021 Plan is qualified in its entirety by reference to the provisions of the 2021 Plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Restricted Stock Grant

On February 24, 2021, the compensation committee of the Board approved grants to Corinne Pankovcin (the “Pankovcin Grants”), the Company’s Chief Financial Officer, in the aggregate amount of 165,000 shares of Restricted Stock as follows: (i) 110,000 shares of Restricted Stock issued pursuant to the Company’s 2017 Equity Incentive Plan, and (ii) upon approval and adoption of the 2021 Plan by the Company’s stockholders, 55,000 shares of Restricted Stock issued pursuant to the 2021 Plan. The Pankovcin Grants vest in equal installments over the course of three (3) years, beginning on March 31, 2021.

Employment Agreement

Information concerning the Company’s entrance into the Employment Agreement set forth in Item 1.01 above is hereby incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated February 24, 2021
10.2	2021 Omnibus Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITX THERAPEUTICS, INC.

Date: February 26, 2021	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
Chief Financial Officer